Exhibit (a)(1)(T)

Supplement to the Offer to Purchase for Cash

Any and All of the Outstanding Shares of Common Stock

Including the Associated Rights

of

SOUTHWEST GAS HOLDINGS, INC.

at

$75.00 Net Per Share

by

IEP UTILITY HOLDINGS LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 27, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED IN THE EVENT THAT A CONDITION TO THE OFFER BECOMES INCAPABLE OF BEING SATISFIED.

IEP Utility Holdings LLC, a Delaware limited liability company (the “Offeror”), hereby supplements and amends its Offer to Purchase, dated October 27, 2021, as previously amended. The Offeror is offering to purchase any and all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Southwest Gas Holdings, Inc., a Delaware corporation (the “Company” or “Southwest Gas”) (including the associated rights issued pursuant to the Rights Agreement, dated October 10, 2021 (as it may be amended from time to time, the “Rights Agreement”), between the Company and Equiniti Trust Company, as rights agent, that are issued and outstanding (the “Rights” and, together with the Common Stock, the “Shares”)), for $75.00 per Share in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in (i) the Offer to Purchase, dated October 27, 2021, and (ii) this Supplement thereto (such Offer to Purchase, as previously amended and as further amended and supplemented by this Supplement, the “Offer to Purchase”) (which collectively constitute the “Offer”). Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer. Unless the context otherwise requires, capitalized terms used in this Supplement but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Harkins Kovler, LLC, as information agent for the Offer (which we refer to as the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Supplement to the Offer to Purchase. Requests for additional copies of this Supplement to the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Supplement to the Offer to Purchase and the related materials, including the Letter of Transmittal and Notice of Guaranteed Delivery, contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Although the Letter of Transmittal and Notice of Guaranteed Delivery previously circulated refer only to the Offer to Purchase, dated October 27, 2021, stockholders using such Letters of Transmittal and Notice of Guaranteed Delivery to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer subject to the terms and conditions set forth in the Offer to Purchase, dated October 27, 2021, as supplemented by this Supplement to the Offer to Purchase, dated December 7, 2021.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Supplement is December 7, 2021.

IMPORTANT

THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE 2022 ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF SOUTHWEST GAS FOR USE AT ITS 2022 ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SOUTHWEST GAS AND WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2021.

(i)

SUMMARY TERM SHEET

The Summary Term Sheet set forth in the Offer to Purchase is hereby amended and restated in its entirety as follows:

Securities Sought:

Any and all of the issued and outstanding Shares. Each Share is comprised of one share of Common Stock, par value $1.00, of Southwest Gas Holdings, Inc., together with one associated Right issued pursuant to the Rights Agreement

Price Offered Per Share:	$75.00 per Share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer

Scheduled Expiration of the Offer:	12:00 midnight, New York City time, on December 27, 2021, unless extended or earlier terminated in the event that a condition to the Offer becomes incapable of being satisfied

Offeror:	IEP Utility Holdings LLC, a Delaware limited liability company

The following are some of the questions that you, a holder of Shares, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Offeror.

WHO IS OFFERING TO BUY MY SECURITIES?

Our name is IEP Utility Holdings LLC, a Delaware limited liability company (the “Offeror”). The Offeror is a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises Holdings”). The Offeror is the sole bidder in the Offer. However, due to their relationship to the Offeror, the following persons may be deemed to be Offering Persons in connection with the Offer: Icahn Enterprises Holdings, Icahn Enterprises L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Offeror is affiliated with Carl C. Icahn. Certain other entities affiliated with Mr. Icahn beneficially own an aggregate of approximately 4.8% of the issued and outstanding Shares. The Offeror was formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase any and all of the issued and outstanding Shares. Each Share is comprised of one share of Common Stock, par value $1.00 per share, of Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest Gas” or the “Company”), together with one associated Right issued pursuant to the Rights Agreement. See the “Introduction” and Section 1 — “TERMS OF THE OFFER”.

WHAT ARE THE ASSOCIATED RIGHTS?

The associated rights are Rights issued pursuant to the Rights Agreement, dated October 10, 2021, between Southwest Gas and Equiniti Trust Company, as Rights Agent, that are issued and outstanding. The Rights were issued to all of the Company’s stockholders, but currently are not represented by separate certificates. A tender of your Shares will include a tender of both your shares of Common Stock and the associated Rights, unless certificates representing the Rights are issued as provided in the Rights Agreement prior to the completion of the Offering.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS COMPLETED?

The purpose of the Offer is for Icahn Enterprises L.P., through the Offeror, to provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, while also providing the opportunity for those stockholders who, like us, believe in the long-term prospects of the Company — under proper management — to realize its potential upside.

If we complete the Offer, the Offeror may acquire a majority of the issued and outstanding Shares depending on the number of Shares that are tendered into the Offer. In connection with the Offer, Icahn Enterprises L.P. and the Offeror have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Icahn Enterprises L.P. acquires control of the Company. If, and to the extent that, Icahn Enterprises L.P. acquires control of the Company, Icahn Enterprises L.P. intends to conduct a detailed review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror and its affiliates in the Offer. The Offeror’s strategic plans for the Company include (i) simplifying the organizational structure and optimizing the Company’s regulated utility, (ii) decreasing general and administrative expenses and eliminating inappropriate expenses, (iii) improving credit ratings and strengthening the Company’s balance sheet, (iv) focusing on renewable gas and green hydrogen initiatives, (v) seeking to recover costs associated with the replacement of faulty pipe, including the Driscopipe® 8000, and (vi) seeking best-in-class management for the Company. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

The Offer is conditioned on, among other things, (i) the Rights Agreement has been validly terminated or the Rights have been redeemed and are otherwise inapplicable to the Offer; (ii) the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer; (iii) the Company has not issued, and has not authorized or proposed the issuance of, any equity securities or equity-linked securities, subject to certain ordinary course exceptions, other than pursuant to a rights offering that treats all stockholders equally; and (iv) the receipt of any required governmental or regulatory approvals which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in this Offer to Purchase). See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” and Section 14 — “CONDITIONS OF THE OFFER”.

HOW MUCH ARE YOU OFFERING TO PAY, AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $75.00 per Share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer. See the “Introduction” and Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

No, there is no agreement governing the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On October 4, 2021, the last full trading day before the first public announcement of a proposal by Southwest Gas to acquire Questar Pipelines from Dominion Energy, Inc., the closing price of Southwest Gas’s Common Stock reported on the New York Stock Exchange (the “NYSE”) was $66.07 per Share. On October 13, 2021, the last full trading day before the Offeror publicly announced its intention to commence the Offer, the closing price of Southwest Gas’s Common Stock reported on the NYSE was $64.92 per Share. On October 26, 2021, the last full trading day before commencement of the Offer, the closing price of Southwest Gas’s Common Stock reported on the NYSE was $69.16 per Share. We advise you to obtain a recent quotation for Southwest

Gas’s Common Stock in deciding whether to tender your Shares. See Section 6 — “PRICE RANGE OF THE SHARES; DIVIDENDS”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker or other nominee, and your bank, broker or other nominee tenders your Shares on your behalf, your bank, broker or other nominee may charge you a fee for doing so. You should consult your bank, broker or other nominee to determine whether any charges will apply. See the “Introduction”.

WHAT DOES THE BOARD OF DIRECTORS OF SOUTHWEST GAS THINK OF THE OFFER?

According to the Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act (the “Schedule 14D-9”), the Company amazingly indicated that, notwithstanding the Company’s recent sales of Shares at prices as low as $68.00 per Share under the Company’s at-the-market sales program, its board of directors reviewed the Offer and nevertheless determined that our Offer Price of $75.00 per Share is inadequate, undervalues the Company and is not in the best interests of the Company and its stockholders. Based on the Schedule 14D-9, the Company’s board of directors unanimously recommends that the holders of the Shares reject the Offer and not tender any Shares pursuant to the Offer.

The Southwest Gas board of directors has refused to discuss the Offer with us. In light of the unwillingness of the Southwest Gas board of directors to engage with us with respect to a negotiated transaction and its public statements with respect to our prior proposals, we are making the offer directly to Southwest Gas stockholders on the terms and conditions set forth in this Offer to Purchase.

The Offeror strongly disagrees with the Company’s conclusions regarding the Offer, including the Company’s characterization of the terms of the Offer as set forth in the Schedule 14D-9. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” of this Supplement for additional information regarding the Offeror’s reasons for the Offer.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. We and our parent, Icahn Enterprises Holdings, are able to provide 100% of the funds required to pay for the Shares tendered from our cash, cash equivalents and from our ability to realize cash upon the sale of liquid securities. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

DO YOU INTEND TO UNDERTAKE A PROXY SOLICITATION TO REPLACE SOME OR ALL OF SOUTHWEST GAS’ DIRECTORS WITH YOUR NOMINEES FOR DIRECTORS?

Yes, we currently intend to nominate and solicit proxies (the “Proxy Solicitation”) for the election of ten nominees at Southwest Gas’ 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting has not yet been scheduled. However, if the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting, then our slate of directors may not be seated in accordance with applicable regulatory requirements. In order to address this potential situation, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. The purpose of the calling the Special Meeting would be to allow the stockholders to vote on seating the Icahn Slate once the Regulatory Approval Condition has been satisfied (rather than requiring the stockholders to wait until the Company’s 2023 Annual Meeting to consider the Icahn Slate).

If one or more of the requisite approvals under the Regulatory Approval Condition is denied prior to the date on which the Company holds its 2022 Annual Meeting of Stockholders, we may not be able to nominate a full slate of ten individuals to serve as directors. For additional information regarding the Regulatory Approval Condition, please see “Section 14 — CONDITIONS OF THE OFFER”.

Neither this Offer to Purchase, nor the Offer, constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation, including the Proxy Solicitation, will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

IS THE OFFER CONDITIONED ON THE ICAHN SLATE BEING ELECTED TO THE BOARD?

No. The Offer is not conditioned upon the Icahn Slate being elected to the Board. The Offer and the nomination of the Icahn Slate to serve as directors on the Company’s board are independent of each other. The Offeror is pursuing the Offer and affiliates of the Offeror are seeking to nominate a full slate of ten individuals to serve as directors of the Company.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash and we have all of the financial resources necessary to complete the Offer. The Offer is not conditioned upon the Offeror obtaining financing. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

IS THERE ANY MINIMUM TENDER CONDITION TO THE OFFER?

No. There is no condition to the Offer requiring a minimum number of Shares to be tendered in the Offer. We will purchase any and all Shares that are validly tendered in the Offer and not properly withdrawn subject to the satisfaction of the conditions of the Offer. See Section 14 — “CONDITIONS OF THE OFFER”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

We are not obligated to purchase any Shares unless the Company has validly terminated the Rights Agreement or the Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror and its affiliates (referred to as the “Poison Pill Condition”). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY.

•

We are not obligated to purchase any Shares unless the Company’s board of directors has waived the applicability of Article 7(A) of the Company’s Certificate of Incorporation to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article 7(A) would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination involving the Company and us or any of our affiliates or associates (referred to as the “Article 7(A) Condition”). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY.

•

We are not obligated to purchase any Shares if the Company has (a) issued, or has authorized or proposed the issuance of, any securities of any class (including, for the avoidance of doubt, any equity or equity-linked securities), or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities or (b) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares (except, in each case, (x) under ordinary course compensation arrangements, (y) pursuant to the exercise of or conversion of currently outstanding stock options or convertible securities or (z) pursuant to a rights offering that treats all stockholders equally and that permits each stockholder of the Company to participate in such transaction on a pro-rata basis in order to prevent dilution) (the “Equity Condition”). THIS CONDITION IS SOLELY WITHIN THE CONTROL OF THE COMPANY.

•	We are not obligated to purchase any Shares unless we have received the required governmental or regulatory approvals, consents, clearances or waivers which, in each case, have not been appealed and are no longer appealable, and do not impose any Burdensome Conditions (as defined in this Offer to Purchase) on the Offer or the Offeror or any of its affiliates, including the expiration or termination of any applicable waiting period (and extensions thereof) under the HSR Act and any necessary approvals from the appropriate regulatory authorities located in each of Arizona, California and Nevada (collectively, the “Regulatory Approval Condition”).

The Offer is also subject to other customary conditions. The Offer is not conditioned upon our obtaining financing, any due diligence review of the Company or any minimum number of Shares being tendered. See Section 14 — “CONDITIONS OF THE OFFER”.

The conditions of the Offer must be satisfied on or prior to the Expiration Date. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If the conditions of the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we complete the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, it is possible that Southwest Gas may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests.

If we complete the Offer, the Offeror may acquire a majority of the issued and outstanding Shares depending on the number of Shares that are tendered into the Offer. In connection with the Offer, Icahn Enterprises L.P. and the Offeror have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Icahn Enterprises L.P. acquires control of the Company. If, and to the extent that, Icahn Enterprises L.P. acquires control of the Company, Icahn Enterprises L.P. intends to conduct a detailed review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror and its affiliates in the Offer. The Offeror’s strategic plans for the Company include (i) simplifying the organizational structure and optimizing the Company’s regulated utility, (ii) decreasing general and administrative expenses and eliminating inappropriate expenses, (iii) improving credit ratings and strengthening the Company’s balance sheet, (iv) focusing on renewable gas and green hydrogen initiatives, (v) seeking to recover costs associated with the replacement of faulty pipe, including the Driscopipe® 8000, and (vi) seeking best-in-class management for the Company.

In addition, if we complete the Offer and the Offeror acquires a majority of the issued and outstanding Shares, the Offeror and its affiliates will have control over the Company, which, among other things, would allow the Offeror and its affiliates to control the election of directors.

See the “Introduction” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If the conditions of the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we complete the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $75.00 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1 — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES”.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

Unless we extend the Expiration Date of the Offer, you will have until 12:00 midnight, New York City time, on December 27, 2021, unless the Offer is extended or earlier terminated in the event that a condition to the Offer is incapable of being satisfied, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “TERMS OF THE OFFER” and Section 2 — “PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We can extend the Offer from time to time and for any reason. We may extend the offer in the following circumstances:

•	If any of the conditions of the Offer have not been satisfied or waived, we can extend the Offer until such time as they are satisfied or waived; or

•

We may elect to extend the Expiration Date for any period required by applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE applicable to the Offer (it being understood that if we increase the Offer Price, we will be required to extend the Expiration Date for the minimum period required under the Securities Laws).

Additionally, if the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting. Under these circumstances, we also intend to ask Southwest Gas stockholders to vote on a proposal at the 2022 Annual Meeting to approve calling a special meeting of Southwest Gas stockholders and requiring the Southwest Gas board of directors to put forth at such special meeting the election of the Icahn Slate following the satisfaction of the Regulatory Approval Condition. Moreover, if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days.

See Section 1 — “TERMS OF THE OFFER”.

WHAT IMPACT WILL THE CLOSING OF THE QUESTAR PIPELINES TRANSACTION HAVE ON THE OFFER?

On October 5, 2021, the Company announced that it had entered into a definitive agreement to acquire Dominion Energy Questar Pipeline, LLC, its subsidiaries and certain associated affiliates, including Overthrust Pipeline, White River Hub and Questar Field Services (“Questar Pipelines”), from Dominion Energy, Inc. The Company has indicated that the Questar Pipelines transaction is anticipated to close on or prior to December 31, 2021.

Although we believe that this transaction is extremely value-destructive, the Offer is not conditioned on the termination of the definitive agreement relating to the Questar Pipelines transaction. The Offer is also not conditioned on closing of the Questar Pipelines transaction or the failure of such transaction to close. While the Offer is not conditioned on the Questar Pipelines transaction occurring or failing to occur, the manner in which the Company finances the transaction may impact the conditions of the Offer.

The Offer is conditioned on the Company not issuing, or authorizing the issuance of, equity securities or equity-linked securities (subject to certain exceptions) in a manner that does not treat all of the Company’s existing stockholders equally and does not permit each stockholder of the Company to participate in such transaction on a pro-rata basis in order to prevent dilution. For more information regarding the conditions of the Offer, see Section 14 — “CONDITIONS OF THE OFFER”.

To the extent that the Company issues equity or equity-linked securities in order to finance the Questar Pipelines transaction and does not permit each of the Company’s stockholders to participate pro-rata in such equity issuance, then such equity issuance will cause the Equity Condition to fail to be satisfied, and the Offeror would need to waive such condition in order to continue with the Offer. However, if the Company issues equity or equity-linked securities in order to finance the Questar Pipelines transaction and permits each of the Company’s stockholders to participate pro-rata in such equity issuance, then such equity issuance will not violate the Equity Condition.

WHEN WILL YOU KNOW WHETHER THE REGULATORY APPROVAL CONDITION HAS BEEN SATISFIED?

We do not currently know how long the process for satisfying the Regulatory Approval Condition will take. It is possible that the Regulatory Approval Condition will not be satisfied prior to December 27, 2021, the initial Expiration Date of the Offer. It is also possible that the Regulatory Approval Condition will not be satisfied prior to the time of the Southwest Gas 2022 Annual Meeting. Without the appropriate regulatory approvals, our ability to acquire additional Shares and for our nominees to serve as members of the board of directors of Southwest Gas is limited by applicable law.

IS THE OFFEROR TAKING STEPS TO OBTAIN THE REQUISITE REGULATORY APPROVALS?

Yes. The Offeror is actively taking steps to obtain the necessary approvals in order to satisfy the Regulatory Approval Condition. On November 1, 2021, the waiting period under the HSR Act expired with respect to the Offer. Accordingly, the Regulatory Condition as it relates to the HSR Act has been satisfied.

The determination as to the necessary approvals from the appropriate regulatory authorities located in each of Arizona, California and Nevada depend, in part, on the number of Shares that are tendered into the Offer and number of Shares that are beneficially owned by the Offeror and its affiliates after the consummation of the Offer. As the Offeror is seeking to acquire any and all Shares that are validly tendered into the Offer and not properly withdrawn, the Offeror intends to seek approval in each state and is in the process of preparing the necessary notifications to obtain the approvals of the regulatory authorities located in Arizona, California and Nevada. For additional information, please see Section 14 — “CONDITIONS OF THE OFFER” in this Supplement.

DO YOU PLAN TO EXTEND THE OFFER TO ALLOW FOR SUFFICIENT TIME FOR THE REGULATORY APPROVAL CONDITION TO BE SATISFIED?

Yes. If, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we must extend the Expiration Date for at least another sixty days. If the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the Southwest Gas 2022 Annual Meeting. We have specifically included this obligation in order to demonstrate to the Company’s stockholders that we remain committed to the Offer as evidenced by our willingness to extend the Offer to allow for sufficient time to satisfy the Regulatory Approval Condition.

WHEN WOULD THE OFFEROR DECIDE NOT TO EXTEND THE OFFER?

The Offeror does not expect to extend the Offer if one of the conditions of the Offer becomes incapable of being satisfied. For example, if a required regulatory approval is not obtained and may not be obtained without the imposition of a Burdensome Condition, then the Offeror will not extend the Offer.

However, the Offeror has decided that if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then the Offeror must extend the Expiration Date for at least another sixty days. In addition, if the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the 2022 Annual Meeting.

WHAT IF LESS THAN 35% OF THE OUTSTANDING SHARES ARE TENDERED INTO THE OFFER AT THE TIME OF THE INITIAL EXPIRATION DATE AND/OR AT THE TIME OF ANY SUBSEQUENT EXPIRATION DATE OF THE OFFER?

The Offeror is committed to the Offer. The Offeror is providing the Company’s stockholders with its commitment that it will extend the Offer if, at the time of the initial Expiration Date and/or at the time of any subsequent Expiration Date of the Offer, at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror). If less than 35% of the outstanding Shares are validly tendered and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then the Offeror may extend the Offer in its sole discretion, but it is not required to do so. The Offeror has included this obligation to allow for sufficient time to obtain regulatory approvals provided that the Company’s stockholders have indicated their general support for the Offer.

In addition, if the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting and at least 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn at such time (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), then we intend to continue extending the Expiration Date for at least six months following the Southwest Gas 2022 Annual Meeting. The foregoing reflects the Offeror’s intent to the extent that the Regulatory Approval Condition has not been satisfied prior to the time of the Southwest Gas 2022 Annual Meeting. The foregoing is not an obligation of the Offeror but instead reflects the Offeror’s current intentions with respect to extending the Offer based on a particular factual situation.

The Offeror believes that the 35% threshold provides a general indication of the level of support from the Company’s stockholders for the Offer that the Offeror should continue to extend the Offer to attempt to satisfy the conditions. If the Company’s stockholders do not generally support the Offer, then the Offeror will consider the facts and circumstances at such time to determine whether the Offeror believes that it makes sense to extend the Offer and continue to attempt to satisfy the conditions notwithstanding that the Company’s stockholders have not demonstrated their general support by tendering their Shares into the Offer. For example, if, at any time during the term of the Offer, less than 35% of the outstanding Shares are validly tendered in the Offer and not properly withdrawn (excluding the 4.8% of Shares beneficially owned by affiliates of the Offeror), the Offeror may conclude that, under the circumstances which exist at the time it makes this determination, the number of Shares tendered in the Offer does not reflect the actual level of stockholder support for the Offer but, instead, stockholder recognition that one or more conditions of the Offer have yet to be fulfilled, which would prevent the Offeror from consummating the Offer, thereby eliminating the need for stockholders to tender Shares in the Offer until such time as the conditions of the Offer have been fulfilled, when the Offeror can purchase Shares pursuant to the Offer. If, for example, the Poison Pill Condition has not been fulfilled because the incumbent board of directors at the Company refuses to terminate the Rights Agreement, to redeem the Rights or to determine that the Rights are otherwise inapplicable to the Offer, the Offeror and its affiliates, the stockholders may chose not to tender Shares in the Offer notwithstanding their support for the Offer because they will know that the Offeror cannot realistically waive the Poison Pill Condition and purchase Shares in the Offer, thereby triggering the Rights. In that case, the Offeror may (but will not be obligated to) extend the Offer without regard to the number of Shares tendered into the Offer and not properly withdrawn.

DOES THE COMPANY CONTROL ANY OF THE CONDITIONS OF THE OFFER?

Yes. The Company has the ability to satisfy certain conditions of the Offer, including the Poison Pill Condition and the Article 7(A) Condition. In addition, the Company controls whether or not the Equity Condition is satisfied. If the Company choses to issue any equity securities or equity-linked securities and does not allow the Company’s stockholders to participate pro rata in such issuance, then the Company will cause the Equity Condition to not be capable of being satisfied and thereby depriving the Company’s stockholders with the ability to participate in the Offer. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY”.

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 — “TERMS OF THE OFFER”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQUENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform Continental Stock Transfer & Trust Company (which is the Depositary for the Offer) of that fact and will make a public announcement, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON ANY MATERIAL CONTRACTS OF THE COMPANY OF WHICH I SHOULD BE AWARE?

Certain of the material contracts that the Company has filed with the SEC as exhibits to its Form 10-K for the year ended December 31, 2020 contain provisions that may be triggered upon a “change of control” of the Company as such term is defined in the applicable underlying material contract. The determination as to whether these provisions are triggered will depend on the number of Shares that are tendered in the Offer and whether the Offeror (or any of its affiliates) hold any directorships on the Company’s board of directors. While the closing of the Offer may trigger these provisions, the Offer is not conditioned upon obtaining any approvals, consents or waivers with respect to these material contracts. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

The Company’s position assumes that the Offeror and its affiliates acquire more than 50% of the outstanding Shares in the Offer or that they will be successful in election the Icahn Slate at the Southwest Gas 2022 Annual Meeting. If the Offeror and its affiliates acquire less than 50% of the outstanding Shares or are unsuccessful in electing the Icahn Slate, then these provisions will not be triggered. In addition, the Company’s position, misleadingly, does not acknowledge that the Company is in the best position (and, indeed, may in fact have a fiduciary obligation) to seek to obtain approvals, consents or waivers under the Company’s credit agreements, under the 2041 senior notes and the Company’s other notes such that these provisions would not in fact be triggered even if the Offeror and its affiliates obtained more than 50% of the outstanding Shares or if the

Icahn Slate is elected at the Southwest Gas 2022 Annual Meeting. On November 18, 2021, City Pension Fund for Firefighters and Police Officers in the City of Miami Beach filed a Verified Class Action Complaint, which it subsequently amended on November 30, 2021 (the “Class Action Complaint”), against Southwest Gas and the current members of its board of directors in the Court of Chancery of the State of Delaware, alleging that SWX omitted material information in the Schedule 14D-9, including, among other things: (i) the financial analyses underlying the Lazard and Moelis opinions; and (ii) the Company’s current board of directors’ ability to avoid debt acceleration under certain proxy put provisions of the Company’s various debt agreements by approving the Icahn Slate. For more information regarding the Class Action Complaint, see “Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY— CONCERNS WITH THE COMPANY’S RECOMMENDATION”.

However, the Offer is not conditioned upon receiving such approvals, consents or waivers under these material contracts. The Offeror believes that the most advantageous course of action would be for the Company to seek to obtain such approvals, consents or waivers. However, if the Company refuses to do so, then the Offeror plans to use its commercially reasonable efforts to negotiate with such third parties (to the extent it is able to do so prior to the consummation of the Offer) and to seek to obtain appropriate financing, refinancing or bridge financing from third parties or from affiliates of the Offeror such that the trigger of these provisions will not be detrimental to the Company.

IF THE OFFER IS COMPLETED, WILL SOUTHWEST GAS CONTINUE AS A PUBLICLY LISTED COMPANY?

If the conditions of the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we complete the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, it is possible that Southwest may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests. See Section 11 — “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

ARE APPRAISAL RIGHTS AVAILABLE IN THE OFFER?

Appraisal rights are not available in the Offer. See Section 15 — “CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS”.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your shares of Common Stock and, if certificates have been issued in respect of Rights prior to the Expiration Date, certificates representing the associated Rights, together with a completed Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer, before the time the Offer expires. If your Shares are held in “street name” through a bank, broker or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company (“DTC”). If you cannot get any document or instrument that is required to be delivered to the Depositary by the Expiration Date, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within two NYSE trading days after the date of execution of the notice of guaranteed delivery. For the tender to be valid, however, the Depositary must receive the missing items within that two-trading day period.

Although the Letter of Transmittal and Notice of Guaranteed Delivery previously circulated refer only to the Offer to Purchase, dated October 27, 2021, stockholders using such Letters of Transmittal and Notice of Guaranteed Delivery to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer subject to the terms and conditions set forth in the Offer to Purchase, dated October 27, 2021, as supplemented by this Supplement to the Offer to Purchase, dated December 7, 2021. See Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If all conditions of the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to complete the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. See Section 1 — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 3 — “WITHDRAWAL RIGHTS”.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER?

If you are a U.S. holder, the receipt of the Offer Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer. For a more detailed explanation of the U.S. federal income tax considerations relevant to the Offer, see Section 5 — “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS”.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call Harkins Kovler, LLC at the following numbers: Banks and Brokerage Firms Call Collect at +1 (212) 468-5380 and all others call Toll Free at +1 (800) 326-5997. Harkins Kovler, LLC is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

CERTAIN INFORMATION CONCERNING THE OFFEROR

The first paragraph of Section 8 (Certain Information Concerning the Offeror) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

IEP Utility Holdings LLC, a Delaware limited liability company, or the Offeror, is a wholly-owned subsidiary of Icahn Enterprises Holdings. The Offeror was formed solely for the purpose of making the Offer. To date, the Offeror has not carried on any activities other than those related to its formation and the Offer. Icahn Enterprises Holdings has agreed to provide the necessary funding to the Offeror in order to consummate the Offer. The Offeror is the sole bidder in the Offer. However, due to their relationship to the Offeror, the following persons may be deemed to be Offering Persons in connection with the Offer: Icahn Enterprises Holdings, Icahn Enterprises L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Offeror is affiliated with Carl C. Icahn. The business address of the Offeror is 16690 Collins Avenue, Suite PH-1, Sunny Isles Beach, Florida 33160, where the business phone number is (305) 422-4100.

PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

Section 11 (Purpose of the Offer; Plans for the Company) of the Offer to Purchase is hereby amended by adding the following at the end thereof:

REASONS FOR THE OFFER. The Offeror believes that the foregoing reasons support the Company’s stockholders accepting the Offer and tendering their Shares to the Offeror pursuant to the Offer:

Price; Form of Consideration. The Offer Price is $75.00 per Share in cash, without interest, less any applicable withholding taxes. The Offer provides the Company’s stockholders with immediate liquidity for the Shares. The Offer also provides certainty of value for the Shares, $75 per Share in cash — there can be no guarantee as to the Company’s future operating and financial performance or the Company’s prospects. The Offer provides the Company’s stockholders the choice to receive $75.00 per Share in cash upon closing of the Offer rather than waiting to see if the Company’s performance improves.

Premium; Liquidity. The current and historical market prices of the Shares, and the fact that the Offer Price represents a compelling premium to recent market prices of the Shares, including a 15.5% premium to the closing price of the Shares of $64.92 as reported on the NYSE on the last full trading day before the Offeror publicly announced its intention to commence the Offer. Before the announcement of the Offer, the last time that the Shares traded above $75.00 per Share was on June 9, 2020. The Offer Price provides the Company’s stockholders a premium to the current and historical prices of the Shares.

Underperformance of the Shares as Compared to Peers. Since April 2015, the price for the Shares has underperformed in comparison to its regulated gas utility peers, which include Atmos Energy Corporation (NYSE: ATO), NiSource Inc. (NYSE: NI), ONE Gas, Inc. (NYSE: OGS), and Spire Inc. (NYSE: SR), and its utility service company peers, which include Quanta Services Inc. (NYSE: PWR) and MYR Group Inc. (NASDAQ: MYRG). The Offeror believes the underperformance of the Company’s Shares is due to (i) the low return on the Company’s equity, (ii) the high level of the Company’s general and administrative expenses, including compensation for the Company’s executives, (iii) the Company’s strained relationship with regulators, and (iv) the Company’s excessive debt levels. The Offeror believes that the Offer provides the Company’s stockholders with the opportunity to obtain $75.00 in cash for their Shares rather than risk that the Company’s management will continue its underwhelming track record.

Benefits for All Stockholders. We are giving the Company’s stockholders the ability to make their own decisions as to how they wish to proceed and whether they want to seek liquidity or continue with their investment with the Company. In its Schedule 14D-9, the Company claims that the Offer is “blatantly coercive and provides no protection for stockholders who do not tender”. The Offeror disagrees! The Offer provides the stockholders the choice to tender their Shares into the Offer or to hold on to their Shares. The Company’s management needs to be held accountable for its past track record of underperformance and overall lack of accountability to its stockholders. The Offeror believes that the Company must adequately and fairly evaluate the terms of the Offer. In doing so, the Company should either terminate the Rights Agreement or redeem the rights such that the Rights are inapplicable to the Offer and the Offeror and its affiliates, which we refer to as the “Poison Pill Condition”. In addition, the Company should waive the applicability of Article 7(A) of the Company’s Certificate of Incorporation (“Article 7A”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article 7(A) would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination, as defined in Article 7(A), involving the Company and the Offeror or any affiliate or associate of the Offeror, which we refer to as the “Article 7(A) Condition”. This would result in both of the Poison Pill Condition and the Article 7(A) Condition being satisfied, which would allow the Company’s stockholders to make the decision to tender into the Offer without being concerned about the application of the Rights Agreement and Article 7(A) to the Offer. The Company’s stockholders should be free to tender into the Offer without the threat that tendering will cause economic harm to the Company.

STRATEGIC PLANS FOR THE COMPANY. As noted above, the purpose of the Offer is for Icahn Enterprises L.P., through the Offeror, to provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, while also providing the opportunity for those stockholders who, like us, believe in the long-term prospects of the Company — under proper management — to realize its potential upside. If we complete the Offer, the Offeror may acquire a majority of the issued and outstanding Shares depending on the number of Shares that are tendered into the Offer. In connection with the Offer, Icahn Enterprises L.P. and the Offeror have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Icahn Enterprises L.P. acquires control of the Company. If, and to the extent that, Icahn Enterprises L.P. acquires control of the Company, Icahn Enterprises L.P. intends to conduct a detailed review, subject to applicable law, of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, which may include selling all or any portion of the Shares acquired by the Offeror and its affiliates in the Offer.

The Offer’s strategic plan for the Company includes the following:

Simplify the Organizational Structure; Optimize the Regulated Utility. The Offeror does not believe that the Company’s focus on acquisitions has been a successful strategy and that the Company’s management has pursued this acquisition strategy in order to distract the Company’s stockholders from the underperforming Shares. The Offeror seeks to make changes to simplify the Company’s business structure and optimize the regulated utility under the direction of new management and a new board of directors. The Offeror believes that the Company’s business should be separated into three separate operational divisions comprised of: (i) the Company’s services divisions; (ii) the assets and entities acquired in the Questar Pipelines transaction; and (iii) the regulated local gas distribution companies. By separating the Company’s business into separate operations divisions, the Offeror believes that the Company will be well-positioned for future acquisitions or dispositions of non-core assets and businesses. For example, the Offeror does not believe that the Questar Pipelines transaction, which involves the purchase of the natural gas pipeline operating in Wyoming, Colorado and Utah, benefits the Company’s current customers located in Arizona, California and Nevada. In addition, the Questar Pipelines transaction demonstrates the Company’s commitment to fossil fuels rather than focusing on renewable natural gas and green hydrogen initiatives. The Offeror believes that simplifying the Company’s organizational structure will allow the Company to prioritize future growth.

Decrease General and Administrative Expenses; Eliminate Inappropriate Expenses. During Mr. Hester’s tenure, the Company’s general and administrative expenses have grown by over 42% from approximately $114.5 million in 2015 to approximately $162.7 million during 2020. While general and administrative expenses have almost doubled, according to the Company’s filings with the SEC, the Company has continued to increase the pay for its executive officers — with executive compensation increasing by 25% in 2019 and 27% in 2020. In addition, the filings with the Public Utilities Commission of the State of Nevada for 2018 to 2020 have documented concerns relating to inappropriate expenses that Southwest Gas Corp. (“SWG”), a wholly-owned subsidiary of SWX, has passed on to its customer, noting that “SWG needs to change its culture to be a better steward of ratepayer money, which begins by holding SWG’s Senior Executives accountable for the including of such invoices, costs and expenditures without thorough and proper vetting.” The Offeror would seek to repair the Company’s fractured relationship with regulatory authorities by working collaboratively with the regulatory authorities and improving accountability and transparency relating to the Company’s expenses. The Offeror believes that with appropriate oversight the Company’s general and administrative expenses can be cut significantly, which will result in greater alignment of the interests of the Company’s stockholders with those of its customers and the regulatory authorities.

Improve Credit Ratings; Strengthen Balance Sheet. The Company’s credit ratings have been downgraded as a direct result of its highly leveraged acquisitions in non-regulated industries. The debt downgrades result in higher interest rates which result in higher rates charged to customers. Moreover, these downgrades have occurred prior to giving effect to the impact of the Questar Pipelines transaction, which as disclosed by the Company is anticipated to result in an additional $600 million of holding company debt. The increased complexity, business risks, and debt as a result of the Questar Pipelines transaction will further degrade the credit profile of SWX. The Offeror believes that the Company should monetize its services unit, referred to as “Centuri,” and the soon to be acquired assets of Questar Pipelines. The Offeror believes that it would be in the best interests of the stockholders to consider a sale of the Company’s Centuri business and the Questar Pipelines business and to use the proceeds from such sales to pay-off debt and use the excess cash to fund accelerated green investments and stockholder returns. The Offeror believes that paying off debt through asset sales will strengthen the Company’s balance sheet and thereby allow the Company to focus on green energy initiatives and maximize stockholder value.

Focus on Future — Renewable Natural Gas and Green Hydrogen Initiatives. The Offeror does not agree with the Company’s decision to purchase the Questar Pipelines assets and business as the acquisition further concentrates the Company’s business in fossil fuels. The Offeror believes it is imperative that the Company fund initiatives relating to green energy, including renewable natural gas and green hydrogen initiatives, rather than doubling down on fossil fuels. The Offeror believes that the Company needs to consider strategic alternatives for both the Centuri business and the Questar Pipelines business in order to have sufficient resources to devote to green initiatives.

Seek Recovery for Faulty Driscopipe Replacement Costs. The Offeror believes that the Company should aggressively pursue litigation against suppliers whose products need to be replaced, including those relating to the Driscopipe® 8000, which is a type of polyethylene pipe that has been installed in natural gas systems, including those of SWX. The Offeror does not believe that the ratepayers should bear the costs of replacement of the Driscopipe® 8000. The Offeror would seek to recover the replacement costs that were incurred and passed through to the Arizona and Nevada ratepayers.

Best-in-Class Management. The Offeror does not believe that the interests of the Company’s current board of directors and management is aligned with its stockholders. The Company’s current board of directors has not held management accountable for its poor decisions, including management’s inappropriate expenses, focus on fossil fuels and ballooning debt, but has instead rewarded management with increases in compensation. The Offeror believes that changes to the culture of the Company are required to align the interests of the Company’s management with its customers and stockholders. The Offeror would seek to hire best-in-class management who will be accountable to, and act in the best interests of, all of the Company’s stockholders.

CONCERNS WITH THE COMPANY’S RECOMMENDATION. According to the Schedule 14D-9, the Company based its recommendation for the stockholders to reject the Offer based on several factors, including that (i) the Offer is inadequate and undervalues Southwest Gas, (ii) the Offer is coercive, (iii) the quality and nature of the conditions to the Offer create uncertainty and risk, (iv) the Offer is highly illusory, (v) the Offer could trigger defaults under the Company’s credit agreements and its 2041 senior notes, and (vi) the Offeror does not have a strategic plan for the Company. The Offeror strongly disagrees with the Company’s conclusions regarding the Offer, including the Company’s characterization of the terms of the Offer as set forth in the Schedule 14D-9, as more fully set forth below.

The Offer is NOT Inadequate. In the Schedule 14D-9, the Company claims that the “[t]he Offer is inadequate and undervalues Southwest Gas.” The Company seems to suggest that the premium is inadequate for an acquisition of control of the Company, which suggests that the Company has assumed that the Offer will result in the Offeror obtaining control of the Company. The Offer is not conditioned upon a minimum number of Shares being tendered into the Offer and the Offeror is seeking to accept any and all Shares that are validly tendered and not withdrawn in the Offer — which may result in the Offeror obtaining control but it may also result in the Offeror obtaining additional Shares that, when added to the other Shares beneficially owned by the affiliates of the Offeror, is not sufficient to constitute control of a public company. Before the announcement of the Offer, the last time that the Shares traded above $75.00 per Share was on June 9, 2020. Despite the Board’s claim that the Offer Price of $75.00 per Share is “inadequate” and “undervalues the Company,” the Company discloses in its Schedule 14D-9 that it sold over 680,000 Shares in at-the-market sales at prices well below the Offer Price of $75.00 per Share. In fact, the Company sold Shares at weighted average prices between a high of $71.78 and a low of $68.02, in each case excluding commissions. If the Company believes that the Offer undervalues the Company, then why is the Company selling its own Shares at prices well below the Offer Price? The Company also indicated that the Offer Price was “coercive” and “inadequate”, but the Board did not explain how or why the Offer is inadequate given its own at-the-market sales at $68.00 per Share just weeks before the commencement of the Offer.

The Company appears to rely upon the opinions render by its financial advisors, Lazard Frères & Co. LLC (“Lazard”) and Moelis & Company LLC (“Moelis”), each of whom rendered a written opinion that “based upon and subject to the assumptions, qualifications, matters and limitations set forth in its written opinion, the consideration proposed to be paid to the holders (other than Offeror and any of its affiliates) of Shares pursuant to the Offer was inadequate from a financial point of view to such holders.” The Company has provided copies of written opinions from each of Lazard and Moelis but has not provided the underlying analysis that resulted in Lazard and Moelis reaching their conclusions regarding the consideration. In particular, the Lazard opinion specifically refers to “various financial forecasts and other data” provided by the Company “relating to its business (including financial forecasts which reflect the Company’s recent acquisition of Riggs Distler & Co., Inc. and the Company’s proposed acquisition of Dominion Energy Questar Pipeline, LLC” and the Moelis opinion specifically refers to “certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company” provided by the Company, “including financial forecasts provided to or discussed with us by the management of the Company (including financial forecasts which reflect the Company’s proposed acquisition of Dominion Energy Question Pipeline, LLC and related entities)”. Does SWX really believe that the Shares are worth more than $75 per Share? If so, SWX knowingly sold Shares at prices less than the Offer Price in at-the-market sales and SWX is also about to continue to sell Shares at prices below the Offer Price to finance the Questar Pipelines acquisition.

The Company’s Schedule 14D-9 is materially misleading in that the Company does not disclose its valuation of SWX, but rather only the conclusory statement that the Offer is in adequate. On November 18, 2021, City Pension Fund for Firefighters and Police Officers in the City of Miami Beach filed a Verified Class Action Complaint, which it subsequently amended on November 30, 2021 (the “Class Action Complaint”), against Southwest Gas and the current members of its board of directors in the Court of Chancery of the State of Delaware, C.A. No. 2021-0990-KSJM. The Class Action Complaint alleges that SWX omitted material information in the Schedule 14D-9, including, among other things: (i) the financial analyses underlying the Lazard and Moelis opinions; and (ii) the Company’s current board of directors’ ability to avoid debt acceleration under certain proxy put provisions of the Company’s various debt agreements (the “Proxy Puts”) by approving the Icahn Slate. The Class Action Complaint seeks, among other things: (i) a judgment requiring the disclosure of all material information concerning the Tender Offer and the Proxy Puts; (ii) a judgment declaring that the director defendants named in the Class Action Complaint have breached their fiduciary duties; (iii) a judgment declaring that the change in control provisions of certain of the Company’s debt agreements would not be triggered if the Company’s stockholders chose to elect the Icahn Slate; and (iv) a judgment awarding the plaintiff its costs and reasonable attorney’s fees.

SWX has not provided its analysis or its opinion as to value but merely states that the Offer Price is inadequate. SWX has made this statement either because (i) SWX knows that the Shares are not actually worth more than $75 per Share or (ii) more likely, SWX knows that the Shares are worth way more than $75 per share and are concerned about being sued for corporate waste and breach of fiduciary duties due to (a) the Company’s recent at-the-market sales of Shares in at-the-market sales at prices well below the Offer Price of $75.00 per Share, and (b) the Company’s plans to issue 25% of the Company’s total market capitalization to friendly investors at prices per Shares at around current market prices to finance the ill-advanced Questar Pipelines acquisition. The Company has not provided sufficient information regarding the basis for, and analysis conducted with respect to, the opinions rendered by Lazard and Moelis. The underlying analysis and financial forecasts which appear to form the basis for the opinions should be disclosed to the Company’s stockholders so that the Company’s stockholders can determine whether they agree with the conclusions reached by the Lazard and Moelis. This information is material to the Offer and should be disclosed to the Company’s stockholders.

We believe that SWX’s board is willing to sell Shares at cheap prices because they are indifferent to the stock price and the consequence of selling Shares too cheaply because SWX’s board does not own any meaningful amount of Shares. As disclosed by SWX, the current members of the SWX board own less than 1% of the issued and outstanding Shares. The negligible stock ownership of SWX’s board gives it a strong disincentive to sell the Company and a strong incentive to try to block a sale — even if such actions are not in line with the stockholders’ interests. Neither high-premium offers nor large declines in the Company’s stock price would materially affect SWX’s board, and they would still remain better off entrenched in their positions. The Board’s financial interests are simply not aligned with those of the stockholders. The Offer provides the Company’s stockholders with immediate liquidity for the Shares at a price that is higher than the prices at which the Company has recently sold Shares.

The Offer is NOT Coercive. In the Schedule 14D-9, the Company claims “[t]he Offer is blatantly coercive and provides no protection for stockholders who do not tender. Mr. Icahn has a history of coercive actions towards minority stockholders.” The Company has not provided any specific support for this statement or any evidence of prior coercive actions. Instead, the Company seems to be suggesting that all majority stockholders are inherently coercive and assumes that if the Offeror and its affiliates are able to obtain a majority interest in the Company that the Offeror and its affiliates will act in a coercive manner towards the minority stockholders. The Company simply states, without providing any factual evidence or support, that minority stockholders have “complained” about Mr. Icahn’s tactics. The Company appears to take any stockholder complaint against Mr. Icahn as fact (rather than merely an allegation) while simultaneously dismissing any criticism of the Company and its management. It is not uncommon for transactions that involve public companies to involve litigation involving stockholders or other constituencies. In fact, SWX is itself currently subject to a class action brought by the City Pension Fund for Firefighters and Police Officers in the City of Miami Beach on November 18, 2021, alleging that SWX omitted material information in the Schedule 14D-9 and that SWX should have disclosed the financial analyses underlying the opinions and that such omission was material.

The Offer is NOT Uncertain; The Company Has the Ability to Satisfy Certain Conditions of the Offer. In the Schedule 14D-9, the Company claims that “[t]he track record of Mr. Icahn, as well as the quantity and nature of the conditions to the Offer, create significant uncertainty and risk.” The Offer is subject to conditions. For more information regarding the conditions of the Offer, please see “Section 14 — CONDITIONS OF THE OFFER” of the Offer to Purchase. The Offeror is actively seeking to obtain the necessary approvals in order to satisfy the conditions of the Offer, including the Regulatory Approval Condition. The conditions of the Offer are not within the control of Mr. Icahn as the Company suggests. However, the Company has the ability to satisfy certain conditions of the Offer, including the Poison Pill Condition, the Article 7(A) Condition and the Equity Condition. The Offeror urges you to let the Company know that the Company’s stockholders want the choice to tender their Shares into the Offer without being concerned about the application of the Rights Agreement and Article 7(A) to the Offer. The Company cannot claim the Offer is uncertain when the Company is itself contributing to the uncertainty by not taking actions in order to satisfy conditions of the Offer. In addition, the Company controls whether or not the Equity Condition is satisfied. If the Company choses to issue any equity securities or equity-linked securities and does not allow the Company’s stockholders to participate pro rata in such issuance, then the Company will cause the Equity Condition to not be capable of being satisfied and thereby depriving the Company’s stockholders with the ability to participate in the Offer.

The Offer Is NOT Illusory. In the Schedule 14D-9, the Company claims that “[t]he Offer is highly illusory and it is very unlikely that stockholders will ever receive any Offer consideration.” The Offer is subject to conditions. For more information regarding the conditions of the Offer, please see “Section 14 — CONDITIONS OF THE OFFER”. The Offeror is actively seeking to obtain the necessary approvals to satisfy the conditions of the Offer, including the Regulatory Approval Condition. The Company has not provided any details regarding what regulatory approvals it believes are necessary in order to consummate the Offer but instead indicates that the Offeror wants to “hide” the fact that regulatory approvals may be necessary. This is not accurate. The Offeror has stated that there will be required regulatory approvals; however, the specific approvals (and timing of such approvals) are not entirely known at this time based on the fact that the Offeror is seeking to acquire any and all of the Shares that are validly tendered into the Offer and its affiliates are seeking to elect the Icahn Slate at the Southwest Gas 2022 Annual Meeting. As the Offeror is seeking to acquire any and all Shares validly tendered into the Offer and not properly withdrawn, it is possible that the approvals of the regulators in Arizona, California and Nevada may not be necessary. However, the Offeror is seeking to obtain the requisite approvals in each of these jurisdictions so that the Offeror and its affiliates may accept all Shares that are validly tendered into the Offer and not withdrawn and so that the Icahn Slate may be seated if elected at the Southwest Gas 2022 Annual Meeting. If the Company has more specific information regarding what it believes is required for these regulatory approvals, then the Company should provide that information to its stockholders in its Schedule 14D-9. Rather than doing so, the Company has instead decided that the Offeror must be “hiding”. The determination of what approvals are necessary depends on the facts — including the number of Shares that are tendered into the Offer.

The Company Has the Ability to Seek Waivers Under its Debt Financing Agreements. In the Schedule 14D-9, the Company claims that “[c]onsummation of the Offer could trigger a default under Southwest Gas’ credit agreements and a mandatory repurchase offer for Southwest Gas’ outstanding 2041 senior notes. The Offer describes no plan to fund these liabilities or the resulting effects on Southwest Gas.” The Company’s position assumes that the Offeror and its affiliates acquire more than 50% of the outstanding Shares in the Offer or that they will be successful in electing the Icahn Slate at the Southwest Gas 2022 Annual Meeting. If the Offeror and its affiliates acquire less than 50% of the outstanding Shares or are unsuccessful in electing the entire Icahn Slate at the Southwest Gas 2022 Annual Meeting, then these provisions will not be triggered. The Company, misleadingly, does not acknowledge that the Company is in the best position (and, indeed, may have a fiduciary obligation) to seek to obtain approvals, consents or waivers under the Company’s credit agreements, under the 2041 senior notes and the Company’s other notes such that these provisions would not in fact be triggered even if the Offeror and its affiliates obtained more than 50% of the outstanding Shares or if the Icahn Slate is elected at the Southwest Gas 2022 Annual Meeting. The Company also conveniently neglects to disclose that the mere presence of such provisions in its debt agreements in the first instance is highly suspect and may in fact constitute a breach of the fiduciary duties that the board owes to all stockholders. The Offer is not conditioned upon receiving such approvals, consents or waivers under these material contracts. The Offeror believes that the most advantageous course of action would be for the Company to seek to obtain such approvals, consents or waivers. If the Company refuses to do so, then the Offeror plans to use its commercially reasonable efforts to negotiate with such third parties (to the extent it is able to do so prior to the consummation of the Offer) and to seek to obtain appropriate financing, refinancing or bridge financing from third parties or from affiliates of the Offeror such that the trigger of these provisions will not be detrimental to the Company. We also believe that the Company’s Board would be breaching its fiduciary duties by not seeking to obtain approvals, consents or waivers under these debt documents and by suggesting that stockholders would cause economic harm to the Company by tendering their Shares into the Offer.

The Offeror Has a Strategic Plan. In the Schedule 14D-9, the Company claims that “[t]he Offer demonstrates that Mr. Icahn has no strategic plan for Southwest Gas if he acquires control.” As described above under the heading “STRATEGIC PLANS FOR THE COMPANY”, the Offeror intends to conduct a number of actions, including a strategic review and continue to evaluate the best course of action for the Company following the consummation of the Offer while focusing on creating value for all of the Company’s stockholders.

We do not believe that the Company has provided any valid reasons in support of its recommendation relating to the Offer. We urge you to tender your Shares into the Offer if you wish to receive immediate liquidity at a premium. However, if you believe in the long-term prospects of the Company to realize its potential upside with proper management, then we urge you to make your views known to the Company and support the Icahn Slate in connection with the Southwest Gas 2022 Annual Meeting.

CONDITIONS OF THE OFFER

Section 14 (Conditions of the Offer) of the Offer to Purchase is hereby amended and restated in its entirety as follows:

REGULATORY APPROVAL CONDITION. In connection with the Offer, the Offeror intends to provide the requisite notification to the applicable regulatory authorities in each of Arizona, California and Nevada and the expiration or termination of any applicable waiting period (and extensions thereof) under the HSR Act.

Arizona. Under Arizona law, the organization or “reorganization” of an entity that directly or indirectly controls a public utility is subject to review by the Arizona Corporation Commission (the “ACC”) under the ACC’s Public Utilities Holding Companies and Affiliated Interests Rules (“ACC Rules”). Under the ACC Rules, a “reorganization” includes the “acquisition or divestiture of a financial interest” in an entity that controls a public utility, the merger of an entity that controls a public utility or the reconfiguration of the corporate structure that affects the position of the public utility in the corporate structure. “Control” is considered to be the power to direct the management policies of an entity that directly or indirectly controls a public utility, “whether through ownership of voting securities, or by contract, or otherwise.” ACC Decision No. 58063 (November 3, 1992) identified six situations where the ACC will review a potential organization or “reorganization” of public utility holding company. The acquisition or transfer of more than 50% of the common stock of a public utility holding company would likely be considered to be an organization or reorganization of a public utility holding company subject to ACC review. Therefore, because Southwest Gas is a public utility holding company, the acquisition or transfer of more than 50% of the issued and outstanding Shares would be subject to oversight by the ACC.

While it is possible that the Offeror acquires less than 50% of the issued and outstanding Shares in the Offer, the Offeror intends to acquire any and all Shares that are validly tendered into the Offer and not properly withdrawn. If the Offeror were to acquire less than 50% of the issued and outstanding Shares, then the approval of the ACC may not be required. However, as the Offeror, intends to acquire all Shares that are validly tendered into the Offer, the Offeror intends to seek the approval of the ACC for the transactions contemplated by the Offer. The Offeror believes that the approval of the ACC is not required for the Icahn Slate to be able to serve on the board of directors of Southwest Gas, if elected. However, whether the election by existing stockholders of a full slate of directors, who are nominated by a stockholder and its affiliates, to serve on the board of a public utility holding company falls within the six situations of a “reorganization” subject to ACC review appears to be an issue that has not previously been expressly determined by the ACC. Accordingly, the specific review process in Arizona is not entirely clear at this time. Based on the foregoing, the Offeror believes that the ACC likely has the jurisdiction to review the transactions contemplated by the Offer and may have jurisdiction to review the ability of the Icahn Slate to be seated as directors on the Company’s board of directors.

Assuming the transactions contemplated by the Offer constitute a “reorganization” under Arizona law, the Offeror would file a Notice of Intent to Reorganize under Arizona law with the ACC in order to start the process for the ACC’s review. The ACC reviews whether the transaction is in the public interest and will not impair the financial status of the public utility, otherwise prevent it from attracting capital at fair and reasonable terms, or impair the ability of the public utility to provide safe, reasonable and adequate service. The ACC has 30 days after the Notice of Intent to Reorganize is filed to notify the applicant of any questions concerning the Notice. Within 60 days of the filing of the Notice, the ACC determines whether to hold an evidentiary hearing or to simply approve the reorganization without hearing. However, these time periods are often extended and the overall timing of the process for review by the ACC is not known at this time. Given the nature of the transaction, an evidentiary hearing will likely be required. The Offeror is in the process of preparing its application to the ACC relating to the transactions contemplated by the Offer and for the Icahn Slate to be able to serve on the board of directors of Southwest Gas, if elected.

California. In California, an authorization from the California Public Utility Commission (the “CPUC”) is required before an entity may acquire or control either directly or indirectly any California public utility. Southwest Gas Corporation, a subsidiary of Southwest Gas, is a public utility that is regulated by the CPUC. Past decisions of the CPUC have often referred to the direct or indirect ownership of shares possessing more than 50% of the voting power of a corporation as evidencing “control”. Under California’s Public Utilities Code, there are two different types of transactions — the first involves the acquisition or control of a public utility that has gross annual California revenue in excess of $500 million and the second involves the acquisition or control of a public utility that has gross annual California revenue of less than $500 million.

While it is possible that the Offeror acquires less than 50% of the issued and outstanding Shares in the Offer, the Offeror intends to acquire any and all Shares that are validly tendered into the Offer and not properly withdrawn. Given that the Offeror, intends to acquire all Shares that are validly tendered into the Offer, the Offeror intends to seek the approval of the CPUC for the transactions contemplated by the Offer. The Offeror believes that the CPUC has the jurisdiction to review the transactions contemplated by the Offer.

In California, the entity seeking to effect a change of control makes an application to the CPUC. Once the application is made, at the next regular meeting of the CPUC, the CPUC will preliminarily determine the category of the proceeding. At the prehearing conference, the parties will review the scope of the application with the administrative law judge. The process for review is flexible in that the CPUC may hold evidentiary hearings and require supplemental information be provided by the applicant. The timing for completion of the CPUC’s review of the application is not known at this time. The Offeror is in the process of preparing its application to the CPUC relating to the transactions contemplated by the Offer and for the Icahn Slate to be able to serve on the board of directors of Southwest Gas, if elected.

Nevada. Under Nevada law, any transaction of a regulated entity or holding company owning or controlling a regulated utility company in which 25% or more of the common stock is transferred is subject to the review and approval of the Public Utilities Commission of Nevada (the “PUCN”). Southwest Gas is a holding company that owns and controls a regulated utility company operating in Nevada such that the acquisition or transfer of 25% or more of the Shares would be subject to the review and approval of the PUCN. While it is possible that the Offeror acquires less than 25% of the issued and outstanding Shares in the Offer, the Offeror intends to acquire any and all of the Shares that are validly tendered into the Offer and not properly withdrawn. If the Offeror were to acquire less than 25% of the issued and outstanding Shares, then the approval of the PUCN would not be required. However, as the Offeror, intends to acquire all Shares that are validly tendered in the Offer, the Offeror plans to seek the review and approval of the PUCN for the transactions contemplated by the Offer. It does not appear that the approval of PUCN will be separately required for the Icahn Slate to serve on the board of directors of Southwest Gas, if elected, under Nevada law if the Offeror and its affiliates do not acquire 25% or more of the Shares.

In order to obtain the review and approval of the PUCN, the party seeking to consummate the transaction is required to submit an application to the PUCN before consummating the transaction pursuant to the requirements of the Administrative Code of Nevada. The PUCN will conduct a hearing in connection with the process in order to determine if the transaction will be in the public interest. Under Nevada law, an order is to be issued by the PUCN within 180 days from the date on which the application is filed or the application is deemed to be approved. However, the time period for issuing an order is often extended. The Offeror is in the process of preparing its application to the PUCN relating to the transactions contemplated by the Offer and for the Icahn Slate to be able to serve on the board of directors of Southwest Gas, if elected.

HSR Act. On November 1, 2021, the waiting period under the HSR Act expired with respect to the Offer. Accordingly, the Regulatory Condition as it relates to the HSR Act has been satisfied.

OTHER CONDITIONS. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Poison Pill Condition, the Article 7(A) Condition, the Equity Condition or the Regulatory Approval Condition is not satisfied or waived prior to the expiration of the Offer, or (ii) if at any time prior to the expiration of the Offer any of the following conditions shall occur:

(a)	a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; (iv) requires divestiture by the Offeror of any Shares; or (v) seeks to impose a Burdensome Condition;

(b)

there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(c)

there shall have been threatened in writing, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

(d)

the Company, or its board of directors or any of the Company’s subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business (other than the merger contemplated by the definitive agreement entered into by the Company to acquire Questar Pipelines); or

(e)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror.

For purposes of this Offer to Purchase, “Burdensome Condition” means (a) any agreement, consent, action, condition, restriction, or other mitigation involving the Company or any of its subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the businesses, assets or financial condition of the Company and its subsidiaries, taken as a whole; or (b) any proffer, consent or agreement by the Offeror or any of its affiliates, including Carl C. Icahn, to (i) prohibit or limit their or his ownership of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), (ii) divest, hold, separate or otherwise dispose of any portion of their or his respective businesses or assets (without giving effect to the consummation of the Offer), or (iii) impose any other limitation on their or his ability to effectively control or operate their or his respective businesses or otherwise affect their or his ability to control their respective operations (without giving effect to the consummation of the Offer).

The foregoing conditions are for the sole benefit of the Offeror. Subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act), the Offeror reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of the Offer Conditions. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

December 7, 2021

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission
(for eligible institutions only): 212-616-7610
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380

All Others Call Toll-Free: +1 (800) 326-5997

Email: swx@harkinskovler.com